Exhibit (a)(1)(I)

MALLINCKRODT COMPLETES ACQUISITION OF OCERA THERAPEUTICS AND OCR-002,

ITS PROPRIETARY THERAPY IN DEVELOPMENT FOR TREATMENT OF HEPATIC

ENCEPHALOPATHY

STAINES-UPON-THAMES, United Kingdom, Dec. 11, 2017 /PR Newswire/—Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceutical company, today announced it has closed the acquisition of Ocera Therapeutics, a clinical stage biopharmaceutical company focused on the development and commercialization of novel therapeutics for orphan and other serious liver diseases with high unmet medical need. Ocera’s developmental product OCR-002, an ammonia scavenger, is being studied for treatment of hepatic encephalopathy, a neuropsychiatric syndrome associated with hyperammonemia, a complication of acute or chronic liver disease.

“The OCR-002 ammonia scavenger has the potential to provide tremendous benefit to patients suffering from this serious condition,” said Mark Trudeau, Chief Executive Officer and President of Mallinckrodt. “The addition of this highly durable, unique developmental asset to our portfolio further diversifies and expands our Specialty Brands pipeline.”

The tender offer by a subsidiary of Mallinckrodt plc for all of the outstanding shares of Ocera common stock expired as scheduled at 12:00 midnight (Eastern) on December 8, 2017. Excluding Ocera shares tendered by notice of guaranteed delivery, more than 50% of Ocera shares were validly tendered into and not validly withdrawn from the tender offer pursuant to Section 251(h) of the Delaware General Corporation law, according to the depositary for the tender offer. As a result, Mallinckrodt and its subsidiary have accepted for payment and will promptly pay for all shares that were validly tendered and not validly withdrawn.

Following its acceptance of the shares tendered in the tender offer, pursuant to Section 251(h) of the Delaware General Corporation Law, Mallinckrodt merged its subsidiary with and into Ocera without a vote of Ocera’s other stockholders. As a result of the completed merger, Ocera became an indirect, wholly owned subsidiary of Mallinckrodt. In connection with the merger, all Ocera shares not validly tendered into the tender offer have been cancelled and converted into the right to receive $1.52 per share, plus one Contingent Value Right to receive one or more payments in cash of up to $2.58 per share, which is the same price per share offered in the tender offer. As a result of the acquisition, Ocera shares will cease to be traded on NASDAQ.

Mallinckrodt expects dilution from the acquisition to adjusted diluted earnings per share by $0.25 to $0.35 annually beginning in 2018. Guidance on the impact of the acquisition to the company’s GAAP1 diluted earnings per share has not been provided due to the inherent difficulty of forecasting the timing or amount of items that would be included in calculating such impact.

ABOUT MALLINCKRODT

Mallinckrodt is a global business that develops, manufactures, markets and distributes specialty pharmaceutical products and therapies. Areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology;

[1]	Accounting principles generally accepted in the U.S.

immunotherapy and neonatal respiratory critical care therapies; and analgesics and hemostasis products. The company’s core strengths include the acquisition and management of highly regulated raw materials and specialized chemistry, formulation and manufacturing capabilities. The company’s Specialty Brands segment includes branded medicines and its Specialty Generics segment includes specialty generic drugs, active pharmaceutical ingredients and external manufacturing. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

NON-GAAP FINANCIAL MEASURES

This press release references adjusted diluted earnings per share, which is considered a “non-GAAP” financial measure under applicable SEC rules and regulations.

Adjusted diluted earnings per share represent adjusted net income divided by the number of diluted shares. Adjusted net income represents amounts, prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), adjusted for certain items (on an after-tax basis) that management believes are not reflective of the operational performance of the business. Adjustments to GAAP amounts include restructuring and related charges, net; amortization and impairment charges; discontinued operations; acquisition-related expenses, changes in fair value of contingent consideration obligations; inventory step-up expenses; significant legal and environmental charges; pension settlement charges; recurrent cash tax payments to the U.S. Internal Revenue Service associated with internal installment sales transactions; and other items identified by the company.

The company has provided these adjusted financial measures because they are used by management, along with financial measures in accordance with GAAP, to evaluate the company’s operating performance. In addition, the company believes that they will be used by certain investors to measure Mallinckrodt’s operating results. Management believes that presenting these adjusted measures provides useful information about the company’s performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

These adjusted measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The company’s definition of these adjusted measures may differ from similarly titled measures used by others.

Because adjusted financial measures exclude the effect of items that will increase or decrease the company’s reported results of operations, management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety.

Cautionary Statements Related to Forward-Looking Statements

Statements in this document that are not strictly historical, statements regarding future financial condition and operating results, economic, business, market opportunity, competitive and/or regulatory factors affecting Mallinckrodt’s businesses and any other statements regarding events or developments that the company believes or anticipates will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt operates; Mallinckrodt’s ability to obtain regulatory approval to market its products including OCR-002, or the timing of such approval process; the commercial success of Mallinckrodt’s products, including OCR-002; Mallinckrodt’s ability to realize anticipated growth, synergies and cost savings from acquisitions (including the Ocera acquisition); conditions that could necessitate an evaluation of Mallinckrodt’s goodwill and/or intangible assets for possible impairment; changes in laws and regulations; Mallinckrodt’s ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings (including with respect to the Ocera acquisition); Mallinckrodt’s and Mallinckrodt’s licensers’ ability to successfully develop or commercialize new products; Mallinckrodt’s and Mallinckrodt’s licensers’ ability to protect intellectual property rights; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration; Mallinckrodt’s reliance on certain individual products that are material to its financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; limited clinical trial data for H.P. Acthar® Gel; complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt’s ability to navigate price fluctuations; future changes to U.S. and foreign tax laws; Mallinckrodt’s ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; the effectiveness of information technology infrastructure; and cybersecurity and data leakage risks.

These and other factors are identified and described in more detail in the “Risk Factors” sections of Mallinckrodt’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as well as such sections of Ocera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Mallinckrodt plc

Investor Relations

Coleman N. Lannum, CFA

Senior Vice President, Investor Strategy and IRO

314-654-6649

cole.lannum@mallinckrodt.com

Daniel J. Speciale, CPA

Director, Investor Relations

314-654-3638

daniel.speciale@mallinckrodt.com

Media

Rhonda Sciarra

Senior Communications Manager

908-238-6765

rhonda.sciarra@mallinckrodt.com

Meredith Fischer

Chief Public Affairs Officer

314-654-3318

meredith.fischer@mallinckrodt.com

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